EXHIBIT 23.c


                                                                  GRANT THORNTON
Grant Thornton LLP
Chartered Accountants
Management Consultants
Canadian Member Firm of
Grant Thornton International








We have issued our reports dated April 20, 2001, accompanying the financial statements and schedules of Commonwealth Energy Corp. contained in the Registration Statement and Prospectus on Form SB-2 of Empire Energy Corporation. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus on Form SB-2 of Empire Energy Corporation, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP
----------------------
Grant Thornton LLP

CHARTERED ACCOUNTANTS




January 24, 2002
Vancouver, Canada







P.O. Box 11177, Royal Centre
Suite 2800 - 1055 West Georgia Street
Vancouver, British Columbia
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Tel: (604) 687-2711
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